Exhibit 99.1
Press Release
For Immediate Release

Independent Bank Group, Inc. Declares Quarterly Dividend and Announces Reestablishment of Share Repurchase Program

McKinney, Texas, October 24, 2018 -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, announced that its Board of Directors has declared a quarterly cash dividend in the amount of $0.14 per share of common stock. The dividend will be payable on November 15, 2018 to stockholders of record as of the close of business on November 5, 2018.

Independent Bank Group today also announced that the Board of Directors has reestablished a share repurchase program which authorizes the repurchase of up to $75 million of its common stock. The Company plans to repurchase its shares in open market transactions from time to time or through privately negotiated transactions, at the Company’s discretion.

Commenting on the announcement David R. Brooks, Chairman and CEO, said, “Given the current market for bank stock prices, we believe that now is a good time for us to reestablish a share repurchase program. This program gives us an additional tool with which to enhance shareholder value. We plan to implement the program at such time and price as repurchases are considered beneficial to the Company and its stockholders.” Brooks continued, “The Board’s approval of a stock repurchase program reflects continued confidence in our ability to execute the Company’s key strategies.”

The repurchase program is authorized to continue through October 1, 2019. The timing and amount of any share repurchases will depend on a variety of factors, including the trading price of the Company’s common stock, securities laws restrictions including but not limited to compliance with blackout periods, regulatory requirements, potential alternative uses for capital, and market and economic conditions. The Company intends to fund any repurchases through its consolidated earnings and borrowings under its revolving credit facility. Repurchased shares will be cancelled and returned to unissued status. The repurchase program does not obligate the Company to acquire any particular amount of shares and the repurchase program may be modified, suspended or discontinued at any time, at the Company’s discretion.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin and Houston, Texas and the Colorado Front Range areas.

Contacts:
Analysts/Investors:

Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com
Mark Haynie Executive Vice President and General Counsel (972) 562-9004 mhaynie@ibtx.com

Media:

Peggy Smolen Senior Vice President, Marketing & Communications Director (972) 562-9004 psmolen@ibtx.com Source: Independent Bank Group, Inc.